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PACIFIC ADVISORS FUND                                              Exhibit 99.10

Exhibit 10(a)(2) to Form N-CSR

                           PACIFIC ADVISORS FUND INC.

                                 CODE OF ETHICS
                                   PURSUANT TO
                  SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

     The Board of Directors of Pacific Advisors Fund Inc. (the "Corporation"), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), has adopted this Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms of the Securities and Exchange Commission ("Commission") thereunder.

     1. PERSONS TO WHOM THIS CODE OF ETHICS APPLIES
     This Code of Ethics is applicable to each person who occupies the position of principal executive officer, principal financial officer, controller or principal accounting officer of the Corporation ("Covered Officers"). The current Covered Officers are listed on Exhibit A hereto.

     2. RELATIONSHIP TO CODES OF ETHICS UNDER RULE 17j-1
     The Corporation is subject to, and has adopted a code of ethics pursuant to, Rule 17j-1 under the 1940 Act, applicable to directors, officers and employees of the Corporation and the Corporation's principal underwriter. Pacific Global Investment Management Company, the Corporation's investment adviser ("PGIMC"), also has adopted a code of ethics under Rule 17j-1 (together with the Corporation's Code, the "Rule 17j-1 Codes").

     The Rule 17j-1 Codes impose reporting and disclosure requirements on Covered Persons relating to their personal investment transactions in securities, as well as substantively regulate such transactions, as the Board of Directors has determined to be reasonably necessary in order to prevent fraud, deceit or manipulative practices by such persons in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by a Fund.

     The requirements of this Code of Ethics are in addition to, not in substitution for, the provisions of the 17j-1 Codes that are applicable to Covered Officers.

     3. SUBSTANTIVE REQUIREMENTS

     a. HONEST AND ETHICAL CONDUCT, INCLUDING ETHICAL HANDLING OF ACTUAL OR APPARENT CONFLICTS OF INTEREST BETWEEN PERSONAL AND PROFESSIONAL RELATIONSHIPS.

     It shall be the responsibility of each Covered Officer to comply with the reporting, disclosure and pre-approval requirements of the Rule 17j-1 Codes as applicable to his or her personal securities investments. No personal securities investment transaction by a Covered Officer that complies with the procedural, reporting, disclosure and other provisions of the applicable Rule 17j-1 Codes shall be deemed to be a violation or constitute a waiver of any requirement of this Code of Ethics.

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     No Covered Officer shall derive any improper personal(1) financial or other benefit of a substantial nature as a result of his or her position as the principal executive officer, principal financial officer, controller or principal accounting officer, as the case may be, through or from the Corporation, or through or from any person or entity doing business or seeking to do business with the Corporation, including, without limitation, gifts or gratuities (other than customary business gifts, meals or business entertainment that are not extravagant), preferred investment opportunities, or cash payments of any amount.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Corporation and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940 ("Investment Advisers Act'"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Corporation because of their status as "affiliated persons" of the Corporation. The Corporation and PGIMC's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code of Ethics.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Corporation and the PGIMC and its subsidiaries (the "PGIMC Entities"), of which the Covered Officers are also officers or employees. As a result, this Code of Ethics recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Corporation or for the PGIMC Entities or for both), be involved in establishing policies and implementing decisions that will have difference effects on PGIMC Entities and the Corporation. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Corporation and the PGIMC Entities and is consistent with the performance by the Covered Officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     The employment of a member of the immediate family of a Covered Officer by an entity doing business, or seeking to do business, with the Corporation shall not be deemed a violation of this Code of Ethics if the Covered Officer discloses such employment to the Board of Directors of the Corporation. In this regard it is recognized by the Board of Directors that Mr. Henning's two children are employed by PGIMC.

     Any Covered Officer who shall, in his or her capacity as principal executive officer, principal financial officer, controller or principal accounting officer, receive or be offered any personal financial or other benefit that is or may be proscribed by this Code of Ethics promptly shall report same to the Corporation's Compliance Officer.(2) The Compliance Officer shall be, and hereby is, authorized to determine whether the receipt of such financial or other benefit is or would be proscribed by this Code of Ethics. If the Compliance Officer shall determine the receipt

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(1) For the purpose of this Code of Ethics, a "personal" benefit includes a benefit offered to or received by: a Covered Officer; a partnership in which the Covered Officer is a partner; a trust of which the Covered Officer is the grantor or beneficiary; a member of such Covered Officer's "immediate family," which includes the Covered Officer's spouse, a child residing in the Covered Officer's household (including a step or adoptive child), and any dependent of the Covered Officer as defined in section 152 of the Internal Revenue Code; a partnership in which any member of the Covered Officer's immediate family is a partner; or a trust for the benefit of any member of the Covered Officer's immediate family.

(2) References herein to the Chief Legal Officer of the Funds shall include a designee of the Chief Legal Officer.

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of any such personal financial or other benefit is or would be proscribed by this Code of Ethics, then the Compliance Officer may direct that such benefit be refused or, if already received, that such benefit anonymously be donated to a charitable organization. Upon such donation, no violation of this Code of Ethics shall be deemed to have occurred by reason of the Covered Officer having received such personal financial or other benefit. The Compliance Officer's determination that the offer to or receipt by a Covered Officer of a benefit is not a violation of this Code of Ethics shall not be deemed a waiver of any provision of this Code of Ethics.

     The Compliance Officer shall maintain a record of reports, if any, by Covered Officers of the receipt or offer of personal financial or other benefits, and the Compliance Officer's determinations and directions with respect to such reports.

     b. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE IN REPORTS AND DOCUMENTS THE CORPORATION FILES WITH, OR SUBMIT TO, THE COMMISSION AND IN OTHER PUBLIC COMMUNICATIONS MADE BY THE FUNDS.

     Each Covered Officer is responsible for the full, fair, accurate, timely and understandable disclosure in reports and documents the Corporation files with, or submit to, the Commission and in other public communications made by the Corporation, insofar as such disclosure or communication relates to matters within the scope of such Covered Officer's responsibilities of office. Without limiting the generality of the foregoing, no Covered Officer willfully shall cause or permit any such disclosure or communication regarding a matter within the scope of his or her responsibility to: misstate a material fact; or omit to state a material fact necessary to make any statement made in any such disclosure or communication, in light of the circumstances in which such statement is made, not misleading.

     c. COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS.

     A Covered Officer promptly shall report to the Compliance Officer any non-compliance or apparent non-compliance by the Corporation with applicable governmental laws, rules and regulations including, without limitation, federal securities laws, regarding any matter that is within the scope of office of such Covered Officer, and shall take such action, if any, as may be directed by the Compliance Officer with respect to the investigation or cure of such non-compliance or apparent non-compliance.

     The fact that a violation of applicable governmental laws, rules or regulations has, or may have, occurred shall not itself be deemed violation of this Code of Ethics. A determination by the Compliance Officer that a violation of applicable governmental laws, rules or regulations has, or has not, occurred shall not be deemed a waiver of any provision of this Code of Ethics.

     d. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THIS CODE OF ETHICS.

     It is the responsibility of each Covered Person promptly to report to the Compliance Officer any violation or apparent violation of this Code of Ethics by any Covered Person. The Compliance Officer shall maintain a record of the reports, if any, of violations or apparent violations of this Code of Ethics by any Covered Person.

     The Compliance Officer shall determine, in response to any such report, whether or not a violation of this Code of Ethics has occurred. The Compliance Officer, in carrying out his duties under the Code of Ethics, shall consult with Special Counsel to the Corporation with respect to violations and potential violations of the Code of Ethics or applicable legal

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requirements. In the event the Compliance Officer shall determine that a violation has occurred, he or she shall report such violation to the Board of Directors of the Corporation. If after due investigation the Compliance Officer determines that no violation has occurred, no further action is necessary.

     e. ACCOUNTABILITY FOR ADHERENCE TO THIS CODE OF ETHICS.

     Compliance with the requirements of this Code of Ethics is a condition of office of each Covered Officer. In the event of violation of the requirements of this Code of Ethics by a Covered Officer, the Board of Directors, of the Company may take such action as it deems appropriate, including but not limited to removal from office of the Covered Officer.

     Any changes or waivers of this Code of Ethics will, to the extent required, be disclosed as provided by SEC Rules. Any amendments to this Code of Ethics, other than amendments to Exhibit A, must be approved by a majority of the Directors, including a majority of the disinterested Directors.

     All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and maintained and protected accordingly. The Code of Ethics is intended solely for the internal use of the Corporation and does not constitute an admission, by or on behalf of the Corporation, as to any fact, circumstance, or legal conclusion.

     Each Covered Officer shall acknowledge in writing his or her receipt of a copy of this Code of Ethics, and his or her agreement that adherence to this Code of Ethics is a condition of office.


Adopted: August 1, 2003.

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ACKNOWLEDGEMENT

     The undersigned, as [principal executive officer][[principal financial officer][controller][principal accounting officer] of the Corporation, hereby acknowledges receipt of a copy of the Corporation's CODE OF ETHICS PURSUANT TO
SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002.

     The undersigned further acknowledges [his][her] understanding and agreement that adherence to the requirements of the Code of Ethics is a condition of office with the Corporation.


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